Exhibit 4.1

IRREVOCABLE PROXY

This Irrevocable Proxy (the “Agreement”) is made as of March 5, 2025, by Mayra C. Ruiz (“Grantor”), on behalf of herself and in her capacity as co-trustee of the John H. Ruiz Revocable Living Trust, dated August 26, 2014, and its respective successors and assigns (the “Trust”), and John H. Ruiz (“Proxyholder,” and with Grantor, the “Parties”).

R E C I T A L S

WHEREAS, Jocral Family LLLP, a Florida limited liability limited partnership (“Jocral”), holds: (a) 965,433 shares of Class A common stock of MSP Recovery, Inc. (the “Company”), par value $0.0001 per share (the “Class A Stock”); and (b) 934,002 Up-C Units (the “Up-C Units”), of which each Up-C Unit consists of: (i) one share of Class V common stock of the Company, par value $0.0001 per share, and (ii) one Class B unit of Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company, with each Up-C Unit being exchangeable for one share of Class A Stock (the Class A Stock and Up-C Units collectively referred to herein as the “Shares”).

WHEREAS, the Trust is the general partner of Jocral, and has the power to control Jocral’s assets, including the Shares;

WHEREAS, each of the Parties are co-trustees of the Trust, and so each may be deemed a beneficial owner (a “Beneficial Owner”), as defined in Section 13d-3 of the Securities Exchange Act of 1934, of the 1,899,435 Shares held by Jocral, including those Shares receivable in exchange for the Up-C Units; and

WHEREAS, it is the intention of the Parties that Grantor has no investment power or voting power over the Shares, and so will not be deemed a Beneficial Owner of the Shares.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein, the Parties agree as follows:

1.
Grant of Irrevocable Proxy. As of the date of this Agreement, the Grantor hereby irrevocably names, constitutes, and appoints Proxyholder, pursuant to the terms of this Agreement, as the sole and exclusive attorney and proxy of the Grantor, with the full power of substitution and resubstitution to enforce this Agreement and to cause the Proxyholder to have: (i) sole and full investment power, including the power to dispose or to direct the disposition of the Up-C Units and the Class A Stock, and (ii) sole and full voting power, including the power to vote, or to direct the voting of, the Up-C Units and the Class A Stock, including at any annual or special meeting of the stockholders of the Company, or by consent in lieu thereof, or otherwise. This Agreement, and the proxy granted hereunder, is irrevocable and coupled with an interest. Upon execution hereof, all prior proxies given by the Grantor with respect to any of the Shares are hereby revoked, and the Grantor agrees that no subsequent proxies will be given with respect to any of the Shares.

As consideration for the obligations of the Grantor, and the rights granted to the Proxyholder hereunder, the Proxyholder shall pay (by check, cash, wire transfer or other legally recognized means of payment) to the Grantor the sum of U.S. $100 in the aggregate.

During the term of this Agreement, Grantor acknowledges and agrees that Grantor ceases to be the Beneficial Owner of the Shares and hereby irrevocably relinquishes any and all rights associated with beneficial ownership of the Shares, in Grantor’s individual capacity and in her capacity as co-trustee of the Trust, including, without limitation, the rights to vote or direct the voting of the Shares (whether in person, by proxy, or by action by written consent), the right to dispose or direct the disposition of the Shares, and any other rights incidental to beneficial ownership.

2.
Term. The term of this Agreement shall be perpetual; provided that this Agreement will terminate and be of no further force or effect upon the earlier occurrence of: (a) the disposition of beneficial ownership of the Shares by Jocral, or (b) the revocation and termination of the Trust.
3.
Stock Splits, Stock Dividends, etc. In the event of any issuance or recapitalization of shares of the Company’s voting securities hereafter to the Grantor (including, without limitation, in connection with any stock split, reverse-stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement.
4.
Third-Party Beneficiary. The Company is an express third-party beneficiary of this Agreement, and the Company shall be entitled to enforce the provisions of this Agreement on behalf of Company, in the event that Proxyholder fails to do so.
5.
Binding Effect. In addition to any restriction on transfer that may be imposed by any other agreement with the Company by which the Grantor may be bound, this Agreement shall be binding upon the Grantor and her successors and assigns.
6.
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be enforceable in accordance with its terms.
7.
Notices. Any notice given under this Agreement shall be in writing and delivered in person, via email, sent by documented overnight delivery service or mailed by certified or registered mail, postage prepaid, to the appropriate party or parties at the addresses referenced below, or to such other address as the Parties may hereinafter designate. Unless otherwise specified in this Agreement, all such notices and other written communications shall be effective, and considered received for purposes of this Agreement, (a) if delivered by hand, upon delivery; (b) if by email during normal business hours, upon transmission with confirmation of receipt by the receiving party, and if not sent during normal business hours, then on the next business day; (c) if sent by documented overnight delivery service, on the date following the date on which such notice or other written communication is delivered to such overnight delivery service for mailing; or (d) if mailed via first-class regular mail, forty-eight (48) hours after mailing.
8.
Governing Law. The Parties agree that this Agreement, and any disputes arising under this Agreement, will be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any conflict of laws principle to the contrary.
9.
Entire Agreement. This Agreement and the documents referred to herein, constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof,

and any and all other written or oral agreements relating to the subject matter hereof existing between the Parties are expressly canceled.
10.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GRANTOR:

Mayra C. Ruiz

By: ______________________

Name: Mayra C. Ruiz

Address: c/o MSP Recovery, Inc.

3150 SW 38th Avenue, Suite 1100

Miami, Florida 33146

Email: mayra@cigaretteracing.com

GRANTOR:

Mayra C. Ruiz, in her capacity as Co-Trustee of the Trust

By: ______________________

Name: Mayra C. Ruiz

Title: Trustee

Address: c/o MSP Recovery, Inc.

3150 SW 38th Avenue, Suite 1100

Miami, Florida 33146

Email: mayra@cigaretteracing.com

PROXYHOLDER:

John H. Ruiz

By: ______________________

Name: John H. Ruiz

Address: c/o MSP Recovery, Inc.

3150 SW 38th Avenue, Suite 1100

Miami, Florida 33146

Email: jruiz@msprecovery.com

Acknowledged:

COMPANY:

MSP Recovery, Inc.

By: ______________________

Name: ______________________

Title: ______________________

Date: ______________________

TRUST:

John H. Ruiz Revocable Living Trust

By: ______________________

Name: John H. Ruiz

Title: Trustee

Date: ______________________